CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund (formerly Fidelity Advisor Equity Portfolio Growth) of our report dated January 10, 1996 on the financial statements and financial highlights included in the November 30, 1995 Annual Report to Shareholders of Fidelity Advisor Equity Growth Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 22, 1996